EXHIBIT 22

                      SUBSIDIARIES OF THE REGISTRANT


                              SUBSIDIARIES OF

                               INDENET, INC.



1.   MediaTech, Inc., incorporated in the State of Illinois

2. Channelmatic, Inc. (f/k/a Inde Acquisitions, Inc.), incorporated in the State of Delaware

3. Starcom Television Services, Inc., incorporated in the State of Delaware